SOFTNET SYSTEMS REPORTS THIRD QUARTER 1995 RESULTS,
                CERTAIN ORGANIZATIONAL AND ACCOUNTING CHANGES AND
                FILING OF A JOINT PROXY STATEMENT AND PROSPECTUS


          Lake Forest, IL (August 17, 1995) --- SoftNet Systems, Inc. (AMEX:
SOF), today reported revenue for the third quarter ended June 30, 1995 was $2,293,000 compared to $370,000 for the same period in 1994. The Company reported a net loss of $1,097,000 (or $.35 per share of common stock) for the third quarter ended June 30, 1995, compared to a net loss of $332,000 (or $.13 per share) for the same period last year.

          The third quarter results include the revenue, operating expenses and related goodwill amortization of Communicate Direct, Inc. ("CDI"), which SoftNet acquired in October 1994. The Company also stated that the third quarter results were affected by certain organizational changes at CDI including the relocation of CDI's operations to a new facility in Buffalo Grove, Illinois, the opening of a new facility in Milwaukee, Wisconsin, the restructuring of the sales and marketing staff, and the elimination of certain general and administrative costs. SoftNet stated that the changes made in the third quarter were necessary in order to position the Company for profitable growth in the future.

          For the nine months ended June 30, 1995, revenue was $8,285,000 compared to $697,000 for the same period in 1994. SoftNet had a net loss of $1,777,000 (or $.61 per share), compared to a net loss of $1,407,000 (or $.57 per share) for the same period the previous year. Fiscal 1994 included a non-cash charge of $514,000 (or $.21 per share) to write off a senior note discount.

          SoftNet announced that its Registration Statement (which includes its Joint Proxy Statement and Prospectus) filed in connection with the acquisitions of Micrographic Technology Corporation ("MTC") and Kansas Communications, Inc. ("KCI") was declared effective by the Securities and Exchange Commission on August 10, 1995. At a special meeting, to be held on September 15, 1995, the shareholders of SoftNet will be asked to approve both mergers. The Company noted that a majority of the shareholders of both KCI and MTC have agreed to vote their shares in favor of their respective merger.

          KCI is a privately owned information technology company which provides communication solutions through the design, implementation, maintenance and integration of voice, data and video communications equipment and services. The equipment, which is manufactured by others, includes telephone systems and call processing systems (including call centers, voice messaging, interactive voice response and computer telephone integration). Services include maintenance contracts for its existing customers, installation of local and long distance network services, cabling and data communications. The KCI transaction will be accounted for as a pooling-of-interests.

          MTC is a designer, developer, manufacturer and integrator of comprehensive, non-paper based systems and components that enable MTC to deliver to its customers cost-effective solutions for storage, indexing and/or distribution of high-volume output data streams. These systems, which include both hardware and software products, are based on an open system architecture providing flexibility to connect to a wide variety of information systems. The hardware manufactured by MTC includes a family of computer output microfilm printers. MTC software is principally related to the capture of data and information from a variety of sources, its intelligent indexing and the ultimate output of that information to a variety of storage media including optical disk, magnetic disk and tape, CD-ROM, microfilm and microfiche. The MTC transaction will be accounted for as a purchase.

          In connection with the merger with MTC and KCI, the Company stated that it will incur one-time charges in the fourth quarter of fiscal 1995 of $5.5 million (or $1.26 per share) for the write-off of certain intangible assets of MTC and certain pooling-of-interests transaction costs.

          The Company also announced that in August 1995, it changed the amortization period for the goodwill that arose from the acquisition of CDI from forty years to ten years. As a result of the change, SoftNet's results for the previously reported six months ended March 31, 1995 have been revised to increase amortization expense by $137,000 (or $.05 per share). The previously reported net loss for the period of $543,000 (or $.20 per share) has been increased to $679,000 (or $.25 per share). As a result of the one-time charge for the write-off of MTC's intangible assets, the change in the amortization period of goodwill, the write-off of certain pooling-of-interest transaction costs of KCI, the timing of the receipt of certain large SoftNet customer orders and the organizational changes made during the third quarter, the Company expects a loss per share for fiscal 1995 between $1.64 and $1.69. The change in the amortization period of goodwill is also expected to negatively impact SoftNet's future earnings results.

          On July 20, 1995, IMNET Systems, Inc., a developer, marketer, installer and servicer of electronic information and document management systems for the healthcare industry and other document-intensive businesses completed its initial public offering of common stock at $12 per share. SoftNet owns 377,770 shares of IMNET's common stock. SoftNet's management stated that its has no immediate plans to sell its IMNET stock. In a related announcement, SoftNet stated that its chairman, John J. McDonough agreed to join SoftNet's president and Chief Executive Officer, John I. Jellinek, on IMNET's Board of Directors.

          On July 26, 1995, Ozite Corporation shareholders approved a merger of Ozite with Pure Tech International, Inc. with Pure Tech International, Inc, being the surviving corporation. As a condition of the merger, Ozite was required to secure a general release from SoftNet and to surrender certain securities in satisfaction of the amount owed to SoftNet. As a result, SoftNet will receive 311,025 shares of Pure Tech common stock (such shares are currently listed on NASDAQ), 267,203 shares of Artra Group Incorporated Common Stock (such shares are currently listed on the New York Stock Exchange, however such shares being received are not currently freely transferable) and 932 shares of Artra Preferred Stock (such shares are not listed on any exchange and have no current trading market). On the date of the merger, the Pure Tech and Artra Common shares had a per share market price of $5.56 and $5.50, respectively. SoftNet stated that it expects to receive these securities during August, 1995, and that it will attempt to sell the Pure Tech securities as market conditions allow.
The Company stated that the receivable from Ozite was previously written off in its entirety and that it would record the benefit from this settlement as such securities are sold.

          SoftNet develops, markets, installs and services electronic information and document management systems that allows customers to electronically request and electronically receive information. The Company's hardware and software systems allow the electronic capture, index, storage and retrieval through the integration of telecommunications and the following media: magnetic disk, optical disk, microfilm, and paper. SoftNet's fully integrated information storage and retrieval system allow users to re-engineer their information management processes to access information on a cost-effective basis and to achieve immediate cost savings through productivity increases.